Exhibit 8.1

M A Y E R • B R O W N
Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

October 5, 2007

Residential Asset Mortgage Products, Inc. 8400 Normandale Lake Boulevard, Suite 250 Minneapolis, MN 55437

Re:  Mortgage Asset-Backed Pass-Through Certificates, Series 2007-SP3

Ladies and Gentlemen:

We have advised Residential Asset Mortgage Products, Inc. (the “Registrant”) with respect to certain federal income tax aspects of the issuance of the Mortgage Asset-Backed Pass-Through Certificates, Series 2007-SP3 (the “Certificates”), which will be issued pursuant to a Pooling and Servicing Agreement, dated as of September 1, 2007, as more particularly described in the prospectus, dated April 17, 2007 (the “Base Prospectus”), and the prospectus supplement, dated October 5, 2007 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-140609) as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 12, 2007, and declared effective on April 12, 2007 (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

The description of selected federal income tax consequences to holders of the Certificates that appears under the heading “Material Federal Income Tax Consequences” in the Base Prospectus and in the Prospectus Supplement does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition, we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.

Mayer Brown LLP operates in combination with our associated English limited liability partnership.

Mayer Brown LLP
Residential Asset Mortgage Products, Inc.
October 5, 2007

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

[SIGNATURE PAGE FOLLOWS]

Mayer Brown LLP
Residential Asset Mortgage Products, Inc.
October 5, 2007
Page 3

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Mayer Brown LLP
MAYER BROWN LLP

PAJ/JPC/SH/SAK